Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

October 19, 2023
Re:	Material U.S. Federal Income Tax Considerations

Cadeler A/S

Arne Jacobsen Alle 7, 7th Floor

DK-2300 Copenhagen S

Denmark

Ladies and Gentlemen:

We have acted as United States counsel to Cadeler A/S, a Danish corporation (“Cadeler”), in connection with the transactions contemplated by the Business Combination Agreement, dated as of June 16, 2023 (the “Business Combination Agreement”) by and among Cadeler and Eneti Inc., a Marshall Islands corporation (“Eneti”) (the “Business Combination”), pursuant to which Cadeler intends to (i) acquire all of the issued and outstanding shares of common stock of Eneti (the “Eneti Common Stock”) via an offer to exchange for each outstanding share of Eneti Common Stock, Cadeler American Depositary Shares (the “Cadeler ADSs”), representing, in the aggregate, 3.409 shares of Cadeler, nominal value DKK 1 per share (the “Cadeler Shares”), with each ADS representing four (4) Cadeler Shares (the “Offer”) and (ii) as promptly as practicable after the Offer, consummate a merger of a wholly-owned subsidiary of Cadeler (the “Merger Sub”) with and into Eneti with Merger Sub surviving (the “Merger”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-          ) of Cadeler on Form F-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) certain representation letters of each of Cadeler and Eneti delivered to us for purposes of this opinion (together, the “Representation Letters”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination (including each of the Offer and the Merger) will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Business Combination Agreement will be waived or modified, (ii) the facts relating to the Business Combination are accurately and completely reflected in the Registration Statement and the Business Combination Agreement, (iii) the representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Representation Letters subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exclusions stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” constitute the opinion of Davis Polk & Wardwell LLP.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

October 19, 2023	2